UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

BERRY PLASTICS GROUP, INC.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

08579W103

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo V Covalence Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,581,534 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,581,534 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,581,534 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 9,548,178 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,548,178 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,548,178 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Covalence Co-Investment Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 617,661 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 617,661 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 617,661 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,102,478 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,102,478 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,102,478 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Berry Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,260,916 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,260,916 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,260,916 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 8.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). BPC Co-Investment Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 617,451 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 617,451 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 617,451 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo V Covalence Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,581,534 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,581,534 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,581,534 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 9,548,178 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,548,178 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,548,178 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 39,412 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 39,412 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,412 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Berry Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,260,916 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,260,916 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,260,916 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 8.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,141,890 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,141,890 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,141,890 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management V, Inc.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 9,548,178 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,548,178 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,548,178 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,141,890 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,141,890 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,141,890 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 9.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 20,690,068 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 20,690,068 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,690,068 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 17.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 20,690,068 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 20,690,068 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,690,068 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 17.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,747,373 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,747,373 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,747,373 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 10.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 21,980,845 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 21,980,845 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,980,845 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 18.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF V Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,747,373 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,747,373 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,747,373 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 10.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 21,980,845 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 21,980,845 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,980,845 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 18.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 33,728,218 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,728,218 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,728,218 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 29.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 33,728,218 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,728,218 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,728,218 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 29.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 33,728,218 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,728,218 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,728,218 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 29.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 08579W103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 33,728,218 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 33,728,218 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,728,218 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 29.0%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Berry Plastics Group, Inc.
(b)	Address of Issuer’s Principal Executive Offices 101 Oakley Street Evansville, Indiana 47710

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo V Covalence Holdings, L.P. (“Covalence V”), (ii) Apollo Investment Fund V, L.P. (“AIF V”), (iii) Covalence Co-Investment Holdings LLC (“Covalence Co-Invest”), (iv) Apollo Investment Fund VI, L.P. (“AIF VI”), (v) AP Berry Holdings, L.P. (“AP Holdings”), (vi) BPC Co-Investment Holdings LLC (“BPC Co-Investment”), (vii) Apollo V Covalence Holdings, LLC (“Covalence Holdings”), (viii) Apollo Advisors V, L.P. (“Advisors V”), (ix) AP Berry Holdings, LLC (“AP Holdings LLC”), (x) Apollo Overseas Partners (Germany) VI, L.P. (“Overseas Germany”), (xi) Apollo Advisors VI, L.P. (“Advisors VI”), (xii) Apollo Capital Management V, Inc. (“ACM V”), (xiii) Apollo Capital Management VI, LLC (“ACM VI”), (xiv) Apollo Principal Holdings I, L.P. “(Principal I”), (xv) Apollo Principal Holdings I GP, LLC (“Principal I GP”), (xvi) Apollo Management V, L.P. (“Management V”), (xvii) Apollo Management VI, L.P. (“Management VI”), (xviii) AIF V Management, LLC (“AIF V LLC”), (xix) AIF VI Management, LLC (“AIF VI LLC”), (xx) Apollo Management, L.P. (“Apollo Management”), (xxi) Apollo Management GP, LLC (“Apollo Management GP”), (xxii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxiii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

Covalence V, AIF V, Covalence Co-Invest, AIF VI, AP Holdings and BPC Co-Investment each hold shares of Common Stock of the Issuer.  Covalence Holdings is the general partner of Covalence V, and Advisors V is the general partner of AIF V.  Overseas Germany is a limited partner of AP Holdings, and AP Holdings LLC is the general partner of AP Holdings and the fiduciary of Overseas Germany with respect to Overseas Germany’s investment in the Common Stock.  Advisors VI is the general partner of AIF VI and the managing general partner of Overseas Germany.  ACM V is the general partner of Advisors V, and ACM VI is the general partner of Advisors VI.  Principal I is the sole stockholder of ACM V and the sole member of ACM VI.  Principal I GP is the general partner of Principal I.  Management V is the manager of Covalence Holdings and Covalence Co-Invest, and the investment manager of AIF V, and as such has voting and investment power over the shares of Common Stock held by AIF V, Covalence V and Covalence Co-Invest.  Management VI is the manager of AP Holdings LLC, BPC Co-Investment and Overseas Germany, and the investment manager of AIF VI.  AIF V LLC is the general partner of Management V and AIF VI LLC is the general partner of Management VI.  Apollo Management is the sole member and manager of AIF V LLC and AIF VI LLC, and Apollo Management GP is the general partner of Apollo Management.  Management Holdings is the sole member and manager of Apollo Management GP, and Management Holdings GP is the general partner of Management Holdings.  Covalence V, AIF V, Covalence Co-Invest, AIF VI, AP Holdings, BPC Co-Investment, Covalence Holdings, AP Holdings LLC, Overseas Germany, Advisors V, Advisors VI, ACM V, ACM VI, Principal I, Principal I GP, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Covalence V, AP Holdings, AIF V, AIF VI, Covalence Holdings, AP Holdings LLC, Advisors V, Advisors VI, ACM V, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Overseas Germany is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office of each of Covalence Co-Invest, BPC Co-Investment, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, New York, New York 10019.

(c)

Citizenship
Covalence V, AIF V, AIF VI, AP Holdings, Advisors V, Advisors VI, Principal I, Management V, Management VI, Apollo Management and Management Holdings are Delaware limited partnerships.  Covalence Co-Invest, BPC Co-Investment, Covalence Holdings, AP Holdings, ACM VI, Principal I GP, AIF V LLC, AIF VI LLC, Apollo Management GP and Management Holdings GP are Delaware limited liability companies.  Overseas Germany is an exempted limited partnership registered in the Cayman Islands.  ACM V is a Delaware corporation.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 08579W103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Covalence V:	1,581,534 shares of Common Stock
		AIF V:	9,548,178 shares of Common Stock
		Covalence Co-Invest:	617,661 shares of Common Stock
		AIF VI:	11,102,478 shares of Common Stock
		AP Holdings:	10,260,916 shares of Common Stock
		BPC Co-Investment	617,451 shares of Common Stock
		Covalence Holdings:	1,581,534 shares of Common Stock
		Advisors V:	9,548,178 shares of Common Stock
		Overseas Germany:	39,412 shares of Common Stock
		AP Holdings LLC:	10,260,916 shares of Common Stock
		Advisors VI:	11,141,890 shares of Common Stock
		ACM V:	9,548,178 shares of Common Stock
		ACM VI:	11,141,890 shares of Common Stock
		Principal I:	20,690,068 shares of Common Stock
		Principal GP:	20,690,068 shares of Common Stock
		Management V:	11,747,373 shares of Common Stock
		Management VI:	21,980,845 shares of Common Stock
		AIF V LLC:	11,747,373 shares of Common Stock
		AIF VI LLC:	21,980,845 shares of Common Stock
		Apollo Management:	33,728,218 shares of Common Stock
		Apollo Management GP:	33,728,218 shares of Common Stock
		Management Holdings:	33,728,218 shares of Common Stock
		Management Holdings GP:	33,728,218 shares of Common Stock

Covalence V, AIF V, Covalence Co-Invest, AIF VI, AP Holdings and BPC Co-Investment each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Covalence Holdings, AP Holdings LLC, Overseas Germany, Advisors V, Advisors VI, ACM V, ACM VI, Principal I, Principal I GP, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Covalence V:	1.4%
	AIF V:	8.2%
	Covalence Co-Invest:	0.5%
	AIF VI:	9.5%
	AP Holdings:	8.8%
	BPC Co-Investment:	0.5%
	Covalence Holdings:	1.4%
	Advisors V:	8.2%
	Overseas Germany:	0.0%
	AP Holdings LLC:	8.8%
	Advisors VI:	9.6%
	ACM V:	8.2%
	ACM VI:	9.6%
	Principal I:	17.8%
	Principal GP:	17.8%
	Management V:	10.1%
	Management VI:	18.9%
	AIF V LLC:	10.1%
	AIF VI LLC:	18.9%
	Apollo Management:	29.0%
	Apollo Management GP:	29.0%
	Management Holdings:	29.0%
	Management Holdings GP:	29.0%

The percentage amounts are based upon 116,300,000 shares of Common Stock outstanding as of January 31, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 31, 2014.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
		Covalence V:	1,581,534 shares of Common Stock
		AIF V:	9,548,178 shares of Common Stock
		Covalence Co-Invest:	617,661 shares of Common Stock
		AIF VI:	11,102,478 shares of Common Stock
		AP Holdings:	10,260,916 shares of Common Stock
		BPC Co-Investment	617,451 shares of Common Stock
		Covalence Holdings:	1,581,534 shares of Common Stock
		Advisors V:	9,548,178 shares of Common Stock
		Overseas Germany:	39,412 shares of Common Stock
		AP Holdings LLC:	10,260,916 shares of Common Stock
		Advisors VI:	11,141,890 shares of Common Stock
		ACM V:	9,548,178 shares of Common Stock
		ACM VI:	11,141,890 shares of Common Stock
		Principal I:	20,690,068 shares of Common Stock
		Principal GP:	20,690,068 shares of Common Stock
		Management V:	11,747,373 shares of Common Stock
		Management VI:	21,980,845 shares of Common Stock
		AIF V LLC:	11,747,373 shares of Common Stock
		AIF VI LLC:	21,980,845 shares of Common Stock
		Apollo Management:	33,728,218 shares of Common Stock
		Apollo Management GP:	33,728,218 shares of Common Stock
		Management Holdings:	33,728,218 shares of Common Stock
		Management Holdings GP:	33,728,218 shares of Common Stock

	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of:
		Covalence V:	1,581,534 shares of Common Stock
		AIF V:	9,548,178 shares of Common Stock
		Covalence Co-Invest:	617,661 shares of Common Stock
		AIF VI:	11,102,478 shares of Common Stock
		AP Holdings:	10,260,916 shares of Common Stock
		BPC Co-Investment	617,451 shares of Common Stock
		Covalence Holdings:	1,581,534 shares of Common Stock
		Advisors V:	9,548,178 shares of Common Stock
		Overseas Germany:	39,412 shares of Common Stock
		AP Holdings LLC:	10,260,916 shares of Common Stock
		Advisors VI:	11,141,890 shares of Common Stock
		ACM V:	9,548,178 shares of Common Stock
		ACM VI:	11,141,890 shares of Common Stock
		Principal I:	20,690,068 shares of Common Stock
		Principal GP:	20,690,068 shares of Common Stock
		Management V:	11,747,373 shares of Common Stock
		Management VI:	21,980,845 shares of Common Stock
		AIF V LLC:	11,747,373 shares of Common Stock
		AIF VI LLC:	21,980,845 shares of Common Stock
		Apollo Management:	33,728,218 shares of Common Stock
		Apollo Management GP:	33,728,218 shares of Common Stock
		Management Holdings:	33,728,218 shares of Common Stock
		Management Holdings GP:	33,728,218 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2014

APOLLO V COVALENCE HOLDINGS, L.P.

By:	Apollo V Covalence Holdings, LLC
its general partner

	By:	Apollo Management V, L.P.
its manager

		By:	AIF V Management, LLC
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

APOLLO V COVALENCE HOLDINGS, LLC

By:	Apollo Management V, L.P.
its manager

	By:	AIF V Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO INVESTMENT FUND V, L.P.

By:	Apollo Advisors V, L.P.
its general partner

	By:	Apollo Capital Management V, Inc.
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO ADVISORS V, L.P.

By:	Apollo Capital Management V, Inc.
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT V, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P.
its general partner

By:	Apollo Capital Management VI, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

COVALENCE CO-INVESTMENT HOLDINGS LLC

By:	Apollo Management V, L.P.
its manager

By:	AIF V Management, LLC
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF V MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI MANAGEMENT, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP BERRY HOLDINGS, L.P.

By:	AP Berry Holdings, LLC
its general partner

	By:	Apollo Management VI, L.P.
its manager

		By:	AIF VI Management , LLC
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

AP BERRY HOLDINGS, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management , LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

BPC CO-INVESTMENT HOLDINGS LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management , LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.
its managing general partner

By:	Apollo Capital Management VI, LLC
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
Its General Partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President